EXHIBIT 99.1

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in our annual, quarterly and current reports, proxy statements and other information that has been filed with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015 and our consolidated financial statements and the related notes thereto, before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects. The market price of our common stock could decline significantly due to any of these identified or other risks, and you could lose some or all of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. The additional risks and uncertainties that are described in the documents incorporated by reference herein may also materially affect our business, financial condition, results of operations and prospects. Cross references contained in this Risk Factors section reference our registration statement on Form S-1 filed with the SEC on December 11, 2015.

Risks Related to the Company

Our business may be adversely affected by downturns in the national economy and the regional economies on which we depend.

Our operations are significantly affected by national and regional economic conditions. Weakness in the national economy or the economies of the markets in which we operate could have a material adverse effect on our financial condition, results of operations and prospects. Most of our loans are to businesses and individuals in the states of Washington, California, Oregon, Utah and Idaho. All of our branches and most of our deposit customers are also located in these five states. Further, as a result of a high concentration of our customer base in the Puget Sound area and eastern Washington state regions, the deterioration of businesses in these areas, or one or more businesses with a large employee base in these areas, could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. Weakness in the global economy has adversely affected many businesses operating in our markets that are dependent upon international trade. In addition, adverse weather conditions as well as decreases in market prices for agricultural products grown in our primary markets can adversely affect agricultural businesses in our markets. As we expand our presence in areas such as San Diego and Sacramento, California and Salt Lake City, Utah, we will be exposed to concentration risks in those areas as well.

A deterioration in economic conditions in the market areas we serve, in particular the Puget Sound area of Washington State, the Portland, Oregon metropolitan area, Spokane, Washington, the agricultural regions of the Columbia Basin, Boise, Idaho, southwestern Oregon, San Diego and Sacramento, California and Salt Lake City, Utah, could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ borrowing power, reducing the value of assets and collateral associated with existing loans;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and

•	the amount of our low-cost or non-interest-bearing deposits may decrease.

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have a material adverse effect on our results of operations.

Economic conditions have improved since the end of the economic recession that officially ended in June, 2009; however, economic growth has been slow and uneven, unemployment remains relatively high and concerns still exist over the federal deficit, government spending and global geopolitical risks, which have all contributed to diminished expectations for the economy. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Declines in real estate values and sales volumes and high unemployment levels may result in higher than expected loan delinquencies and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the economy, has, among other things, kept interest rates low through its targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. If the Federal Reserve Board increases the federal funds rate market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our loan portfolio includes loans with a higher risk of loss.

In addition to first-lien one- to four-family residential real estate lending, we originate construction and land loans, commercial and multifamily mortgage loans, commercial business loans, agricultural mortgage loans and agricultural loans, and consumer loans, primarily within our market areas. We had $3.29 billion outstanding in these types of higher risk loans at December 31, 2014 compared to $2.89 billion at December 31, 2013. We had $6.19 billion outstanding in these types of loans at September 30, 2015 on a pro forma basis. These loans typically present different risks to us for a number of reasons, including those discussed below. As a result of the Merger, a lower percentage of our total loan portfolio consists of these types of higher risk loans, and the concentration of these types of loans as between construction and land loans, commercial and multifamily mortgage loans, commercial business loans, agricultural mortgage loans and agricultural loans, and consumer loans has shifted due to different historical concentrations in the AmericanWest loan portfolio, as has the concentration of non-performing loans in our loan portfolio. However, we do not believe the Merger meaningfully affected the percentage of non-performing loans on a pro forma basis. As a result of purchase accounting rules under GAAP, many of the non-performing loans we acquired from AmericanWest will be reclassified as purchase credit impaired loans and no longer be included in non-performing loans.

•	Commercial Business Loans. At December 31, 2014, commercial business loans were $724 million, or 19% of our total loan portfolio. At September 30, 2015 on a pro forma basis, commercial business loans were $1.20 billion, or 16% of our total loan portfolio. Our commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may prove to be unpredictable and collateral securing these loans may fluctuate in value. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise, may be illiquid and may fluctuate in value based on the success of the business. At December 31, 2014, commercial business loans that were non-performing were $537,000 and at September 30, 2015 on a pro forma basis, $19 million.

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Agricultural Loans. At December 31, 2014, agricultural loans were $238 million, or 6% of our total loan portfolio. At September 30, 2015 on a pro forma basis, agricultural loans were $388 million, or 5% of our total loan portfolio. Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers. These factors include weather, commodity prices and interest rates, among others. Collateral securing these loans may be difficult to evaluate, manage or liquidate and may not provide an adequate source of repayment. At December 31, 2014, agricultural loans that were non performing were $2 million and at September 30, 2015 on a pro forma basis, $3 million.

•	Commercial and Multifamily Real Estate Loans. At December 31, 2014, commercial and multifamily real estate loans were $1.571 billion, or 41% of our total loan portfolio. At September 30, 2015 on a pro forma basis, commercial and multifamily real estate loans were $3.63 billion, or 50% of our total loan portfolio. These loans typically involve higher principal amounts than other types of loans and some of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one to four-family residential mortgage loan. Repayment of these loans is dependent upon income being generated from the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment. This risk was exacerbated in the recent recession and could remain an elevated risk in the current slow recovery economic environment. At December 31, 2014, commercial and multifamily real estate loans that were non-performing were $1 million and at September 30, 2015 on a pro forma basis, $70 million.

•	Construction and Land Loans. At December 31, 2014, construction and land loans were $411 million, or 11% of our total loan portfolio. At September 30, 2015 on a pro forma basis, construction and land loans were $558 million, or 8% of our total loan portfolio. This type of lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences. Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. These risks can be significantly impacted by supply and demand conditions. As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell the property, rather than the ability of the borrower or guarantor to independently repay principal and interest. While our origination of these types of loans has decreased significantly from earlier periods, as a result of the recent improvement in real estate values in certain of our market areas, this category of lending has increased in recent years and our investment in construction and land loans increased by $60 million or 17% in 2014. At December 31, 2014, construction and land loans that were non-performing were $1 million and at September 30, 2015 on a pro forma basis, $9 million.

•	Consumer Loans. At December 31, 2014, consumer loans were $349 million, or 9% of our total loan portfolio. At September 30, 2015 on a pro forma basis, consumer loans were $639 million, or 9% of our total loan portfolio. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

At December 31, 2014, consumer loans that were non-performing were $1 million and at September 30, 2015 on a pro forma basis, $3 million.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which would cause our results of operations, liquidity and financial condition to be adversely affected.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the duration of the loan;

•	the character and creditworthiness of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience, certain macroeconomic factors, and management’s expectations of future events;

•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral; and

•	an unallocated reserve to provide for other credit losses inherent in our portfolio that may not have been contemplated in the other loss factors.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we may need additional provisions to replenish the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, most likely, capital, and may have a material negative effect on our financial condition and results of operations.

We pursue a strategy of supplementing internal growth by acquiring other financial companies or their assets and liabilities that we believe will help us fulfill our strategic objectives and enhance our earnings. There are risks associated with this strategy, including the following:

•	We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks, businesses, assets, and liabilities we acquire. If these issues or liabilities exceed our estimates, our results of operations and financial condition may be materially negatively affected;

•	Prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable and expect that we will experience this condition in the future;

•	The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful. This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal adverse effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful;

•	To the extent our costs of an acquisition exceed the fair value of the net assets acquired, the acquisition will generate goodwill. As discussed below under “—We may experience future goodwill impairment,” we are required to assess our goodwill for impairment at least annually, and any goodwill impairment charge could have a material adverse effect on our results of operations and financial condition; and

•	To finance an acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing stockholders.

The success of our acquisitions of Siuslaw and AmericanWest is dependent on a number of factors beyond our control.

The success of our acquisitions of Siuslaw and AmericanWest (including GSB, which had recently been acquired by AmericanWest at the time of the Merger) is subject to a number of uncertain factors, including, but not limited to:

•	our ability to realize expected revenues, cost savings, synergies and other benefits from the Siuslaw and AmericanWest acquisitions within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; and

•	the credit quality of loans and other assets acquired from AmericanWest and Siuslaw.

Banner, AmericanWest, GSB and Siuslaw each operated independently before the completion of the relevant acquisitions. The success of the acquisitions, including anticipated benefits and cost savings, will depend, in part, on Banner’s ability to successfully combine the businesses of Banner, AmericanWest, GSB and Siuslaw. To realize these anticipated benefits and cost savings, Banner has begun to integrate AmericanWest’s, GSB’s and Siuslaw’s businesses into its own. It is possible that as we continue to fully integrate these businesses, the process could result in the loss of key employees, the disruption of our ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could adversely affect Banner’s ability to successfully conduct its business in the markets in which AmericanWest, GSB or Siuslaw’s branches have operated and could have an adverse effect on Banner’s financial results and the value of its common stock.

Prior to the acquisitions, neither AmericanWest, GSB nor Siuslaw was subject to the requirements of the Exchange Act with respect to internal controls over financial reporting. If the internal controls over financial reporting by AmericanWest, GSB or Siuslaw was found to be ineffective, a material weakness in internal controls could result and the integrity of our financial reporting could be compromised, which could result in a material adverse effect on our reported financial results. In addition, the integration of the financial reporting functions of each of AmericanWest, GSB and Siuslaw into our own will require significant effort and any failure could affect the quality of our financial reporting, and could result in a material adverse effect on our reported financial results.

If Banner experiences difficulties with the integration process, the anticipated benefits of the acquisitions may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions, including upon the conversion of customers from the legacy systems of AmericanWest, GSB or Siuslaw to our own, that cause Banner, AmericanWest, GSB or Siuslaw to lose customers or cause customers to close their accounts with Banner, AmericanWest, GSB or Siuslaw and move their business to competing financial institutions. Integration efforts between the companies will also divert management attention and require significant resources, including an increase in our compliance costs. Any such distraction on the part of management, if significant, could affect Banner’s ability to service existing business and develop new business and adversely affect our business and earnings.

These acquisitions may also have an effect on the value of Banner common stock because market participants may look at factors different from those currently affecting the values of Banner common stock. See also “—We may be subject to additional regulatory scrutiny if and when Banner Bank’s total assets exceed $10.0 billion.”

In connection with any acquisition, we may incur acquisition-related or material restructuring charges, which may have a material adverse effect on our results of operations. For example, following the Merger, we expect to incur approximately $33 million of acquisition-related costs through the second quarter of 2016, with the majority being incurred in the fourth quarter of 2015 and the first quarter of 2016. These charges will relate to items such as severance and benefits costs, expenses related to branch consolidation charges, vendor contract termination costs, expenses related to IT systems integration and conversion, incurrence of professional services and consulting fees and other items. See “Prospectus Summary—The Merger.”

The required accounting treatment of troubled loans we acquire through acquisitions could result in higher net interest margins and interest income in current periods and lower net interest margins and interest income in future periods.

Under GAAP, we are required to record troubled loans acquired through acquisitions at fair value, which may differ from the actual performance of such loans. Estimating the fair value of such loans requires management to make estimates based on available information and facts and circumstances on the acquisition date. Actual performance could differ from management’s initial estimates. If these loans outperform our original fair value estimates, the difference between our original estimate and the actual performance of the loan (the “discount”) is accreted into net interest income. This accretable yield may change due to changes in expected timing and amount of future cash flows. The yields on our loans could decline as our acquired loan portfolio pays down or matures, and we expect downward pressure on our interest income to the extent that the runoff on our acquired loan portfolio is not replaced with comparable high-yielding loans. This could result in higher net interest margins and interest income in current periods and lower net interest rate margins and lower interest income in future periods.

Our expansion into new market areas in California and Utah may present increased risk.

AmericanWest’s lending operations are concentrated in the states of California, Utah, Oregon, Idaho and Washington. The merger with AmericanWest resulted in Banner’s initial entry into the states of California and Utah where Banner has little or no operating experience. Although Banner retained a number of AmericanWest’s lending and business development officers with experience in these markets, Banner is new to these market areas and has conducted only limited banking business in California and Utah. Our entry into these markets presents us with different competitive conditions, customer preferences and banking products than we have experienced in the Pacific Northwest markets we know. As a result, it is possible that our operations in these states may be less successful than our operations in the Pacific Northwest. In addition, our financial condition and results of operations will be subject to general economic conditions and the conditions in the real estate markets prevailing in California and Utah as well as the Pacific Northwest markets we know. If economic conditions in any one of these states worsens or if the real estate market declines, we may suffer decreased net income or losses associated with higher default rates and decreased collateral values on our existing portfolio, and we may not be able to originate loans at acceptable risk levels and upon acceptable terms to maintain our risk profile and asset quality.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources. Any capital we obtain may result in the dilution of the interests of existing holders of our common stock. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances that we will be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as Real Estate Owned (“REO”) and at certain other times during the asset’s holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, or if property values decline, the fair value of the investments in real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional writedowns. Significant writedowns to our investments in real estate could have a material adverse effect on our financial condition, liquidity and results of operations.

In addition, bank regulators periodically review our REO and may require us to recognize further writedowns. Any increase in our writedowns, as required by the bank regulators, may have a material adverse effect on our financial condition, liquidity and results of operations.

Our securities portfolio may be negatively impacted by fluctuations in market value and interest rates.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Our securities portfolio is evaluated for other-than-temporary impairment. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. There can be no assurance that the declines in market value will not result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

An increase in interest rates, change in the programs offered by secondary market purchasers or our ability to qualify for their programs may reduce our mortgage banking revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a significant portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of one- to four- family and multifamily mortgage loans pursuant to programs currently offered by Fannie Mae, Freddie Mac, Ginnie Mae and non-GSE investors. These entities account for a substantial portion of the secondary market in residential and multifamily mortgage loans.

Any future changes in these programs, our eligibility to participate in such programs, a reduction in the size of the secondary market for multifamily loans, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Mortgage banking is generally considered a volatile source of income because it depends largely on the level of loan volume which, in turn, depends largely on prevailing market interest rates. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage banking revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations. In addition, although we sell loans into the secondary market without recourse, we are required to give customary representations and warranties about the loans to the buyers. If we breach those representations and warranties, the buyers may require us to repurchase the loans and we may incur a loss on the repurchase.

Our results of operations, liquidity and cash flows are subject to interest rate risk.

Our earnings and cash flows are largely dependent upon our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but these changes could also affect (i) our ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities and (iii) the average duration of our mortgage-backed securities portfolio and other interest-earning assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. As a result of the exceptionally low interest rate environment, an increasing percentage of our deposits have been comprised of deposits bearing no or a relatively low rate of interest. We would incur a higher cost of funds to retain these deposits in a rising interest rate environment. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. In addition, a substantial amount of our loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment. Further, a significant portion of our adjustable rate loans have interest rate floors below which the loan’s contractual interest rate may not adjust. Approximately 66% of our loan portfolio was comprised of adjustable or floating-rate loans at December 31, 2014, and approximately $1.6 billion, or 64%, of those loans contained interest rate floors, below which the loans’ contractual interest rate may not adjust. At December 31, 2014, the weighted average floor interest rate of these loans was 4.79%. At that date, approximately $1.4 billion, or 85%, of these loans were at their floor interest rate. Approximately 74% of our loan portfolio was comprised of adjustable or floating-rate loans at September 30, 2015 on a pro forma basis, and approximately $27 billion, or 4.65%, of those loans contained interest rate floors, below which the loans’ contractual interest rate may not adjust. At Setpember 30, 2015 on a pro forma basis, the weighted average floor interest rate of these loans was 4.65%. At that date, approximately $22 billion, or 83%, of these loans were at their floor interest rate. The inability of our loans to adjust downward can contribute to increased income in periods of declining interest rates, although this result is subject to the risks that borrowers may refinance these loans during periods of declining interest rates. Also, when loans are at their floors, there is a further risk that our interest income may not increase as rapidly as our cost of funds during periods of increasing interest rates which could have a material adverse effect on our results of operations.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Further, a prolonged period of exceptionally low market interest rates, such as we are currently experiencing, limits our ability to lower our interest expense, while the average yield on our interest-earning assets may continue to decrease as our loans reprice or are originated at these low market rates. Accordingly, our net interest income may continue to decrease, which may have an adverse effect on our profitability. Also, our interest rate risk modeling techniques and assumptions may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations that are expected to increase our costs of operations.

As state-chartered, federally insured commercial banks, the Banks are currently subject to extensive examination, supervision and comprehensive regulation by the FDIC and the Washington DFI and as a bank holding company Banner is subject to examination, supervision and regulation by the Federal Reserve Board. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on an institution’s operations, reclassify assets, determine the adequacy of an institution’s allowance for loan losses and determine the level of deposit insurance premiums assessed.

Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and will affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently many of the details and much of the impact of the Dodd-Frank Act still may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on us. For example, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau (the “CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Financial institutions such as Banner Bank with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators but are subject to the rules of the CFPB. See “—We may be subject to additional regulatory scrutiny if and when Banner or Banner Bank’s total assets exceed $10.0 billion.”

In January of 2013, the CFPB issued several final regulations and changes to certain consumer protections under existing laws. These final rules, most of the provisions of which (including the qualified mortgage rule) became effective January 10, 2014, generally prohibit creditors from extending mortgage loans without regard for the consumer’s ability to repay and add restrictions and requirements to mortgage origination and servicing practices. In addition, these rules limit prepayment penalties and require the creditor to retain evidence of compliance with the ability-to-repay requirement for three years. Compliance with these rules will likely increase our overall regulatory compliance costs and may require changes to our underwriting practices with respect to mortgage loans. Moreover, these rules may adversely affect the volume of mortgage loans that we underwrite and may subject us to increased potential liabilities related to such residential loan origination activities.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for bank holding companies and savings and loan holding companies that are no less stringent than those applicable to banks, which will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in the Banks, and will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities (or “TPS”).

It is difficult to predict at this time what specific impact the yet to be written implementing rules and regulations of the Dodd-Frank Act will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs, which could adversely affect key operating efficiency ratios, and could increase our interest expense. See “Business—Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein.

New or changing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The banking industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a company’s stockholders. These regulations may sometimes impose significant limitations on operations. The significant federal and state banking regulations that affect us are described under the heading “Item 1. Business—Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein. These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. Any new regulations or legislation, change in existing regulations or oversight, whether a change in regulatory policy or a change in a regulator’s interpretation of a law or regulation, could have a material impact on our operations, increase our costs of regulatory compliance and of doing business and or otherwise adversely affect us and our profitability. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent registered public accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of our operations as could our interpretation of those changes.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions and limit our ability to get regulatory approval of acquisitions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions and limit our ability to get regulatory approval of acquisitions. Recently, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

We may be subject to additional regulatory scrutiny if and when Banner or Banner Bank’s total assets exceed $10.0 billion.

Banner’s total assets were $4.724 billion at December 31, 2014 and AmericanWest had $4.095 billion in total assets at that date. Following the closing of the Merger, Banner’s assets were $9.9 billion. Following the fourth consecutive quarter where the total assets of Banner or Banner Bank exceeds $10 billion, Banner or Banner Bank, as applicable, will become subject to a number of additional requirements (such as annual stress testing requirements implemented pursuant to the Dodd-Frank Act and general oversight by the CFPB) that will impose additional compliance costs on our business. As a result, there may also be additional higher expectations from regulators. The CFPB has near exclusive supervision authority, including examination authority, over “very large” institutions and their affiliates to assess compliance with federal consumer financial laws, to obtain information about the institutions’ activities and compliance systems and procedures, and to detect and assess risks to consumers and markets.

Under the Dodd-Frank Act, the minimum ratio of net worth to insured deposits of the FDIC’s deposit insurance fund was increased from 1.15% to 1.35%, and the FDIC is required, in setting deposit insurance assessments, to offset the effect of the increase on institutions with assets of less than $10 billion, which results in institutions with assets greater than $10 billion paying higher assessments. In addition, when Banner Bank exceeds $10 billion in assets, its assessment base for federal deposit insurance would change from the amount of insured deposits to consolidated average assets less tangible capital to a scorecard method. The scorecard method uses a performance score and a loss severity score, which are combined and converted into an initial base assessment rate. The performance score is based on measures of the bank’s ability to withstand asset-related stress and funding-related stress and weighted CAMELS ratings, which are ratings ascribed under the CAMELS supervisory rating system and assigned based on a supervisory authority’s analysis of a bank’s financial statements and on-site examinations. The loss severity score is a measure of potential losses to the FDIC in the event of the bank’s failure. Under a formula, the performance score and loss severity score are combined and converted to a total score that determines the bank’s initial base assessment rate. The FDIC has the discretion to alter the total score based on factors not captured by the scorecard. The resulting initial base assessment rate is also subject to adjustments downward based on long term unsecured debt issued by the bank, to adjustment upward based on long term unsecured debt held by the bank that is issued by other FDIC-insured institutions, and to further adjustment upward if the bank’s brokered deposits exceed 10% of its domestic deposits.

Further, Banner Bank may be impacted by the Durbin Amendment to the Dodd-Frank Act regarding limits on debit card interchange fees. The Durbin Amendment gave the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by a payment card issuer that, together with its affiliates, has assets of $10 billion or more and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. The Federal Reserve Board has adopted rules under this provision that limit the swipe fees that a debit card issuer can charge a merchant for a transaction to the sum of 21 cents and five basis points times the value of the transaction, plus up to one cent for fraud prevention costs. Based on the post-Merger pro forma debit card volume, we believe Banner Bank could experience a reduction of approximately $10 million a year in debit card related fee income and pre-tax earnings following the implementation of the Durbin Amendment if future debit card volumes remain similar to our current pro forma volumes.

The Dodd-Frank Act also requires publicly-traded bank holding companies with assets of $10 billion or more to perform capital stress testing (DFAST) and establish a risk committee responsible for enterprise-wide risk management practices, comprised of independent directors, including one risk management expert.

As a result of the above, if and when Banner Bank’s total assets exceed $10 billion, deposit insurance assessments and expenses related to regulatory compliance are likely to increase, and such increases may be significant.

We may experience future goodwill impairment.

In accordance with GAAP, we record assets acquired and liabilities assumed at their fair value with the excess of the purchase consideration over the net assets acquired resulting in the recognition of goodwill. As a result, acquisitions typically result in recording goodwill. We perform a goodwill evaluation at least annually to test for goodwill impairment. As part of its testing, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine the fair value of a reporting unit is less than its carrying amount, we then compare the fair value of goodwill with its carrying amount, and then measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in our business climate, including a significant decline in future operating cash flows, a significant change in our stock price or market capitalization, or a deviation from our expected growth rate and performance may significantly affect the fair value of our goodwill and may trigger additional impairment losses, which could be materially adverse to our operating results and financial position.

We cannot provide assurance that we will not be required to take an impairment charge in the future. Any impairment charge has an adverse effect on our results of stockholders’ equity and financial results and could cause a decline in our stock price. The recent completion of the Merger and the Siuslaw acquisition has increased our goodwill.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of liquidity are increases in deposit accounts, cash flows from loan payments and our securities portfolio. Borrowings also provide us with a source of funds to meet liquidity demands. An inability to raise funds through deposits, borrowings, the sale of loans or investment securities and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, negative operating results or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry or deterioration in credit markets.

Additionally, collateralized public funds are bank deposits of state and local municipalities. These deposits are required to be secured by certain investment grade securities to ensure repayment, which on the one hand tends to reduce our contingent liquidity risk by making these funds somewhat less credit sensitive, but on the other hand reduces standby liquidity by restricting the potential liquidity of the pledged collateral. Although these funds historically have been a relatively stable source of funds for us, availability depends on the individual municipality’s fiscal policies and cash flow needs.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the community banking industry where the Banks conduct their business. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of key executives, including our President, and certain other employees. Our ability to retain our key personnel throughout the integration process following our recent acquisitions, including the Merger, may be challenging. In addition, our success has been and continues to be highly dependent upon the services of our directors, many of whom are at or nearing retirement age, and we may not be able to identify and attract suitable candidates to replace such directors. The loss of these key persons could negatively impact the affected banking operations.

Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. We have also experienced losses due to apparent fraud and other financial crimes. While we have policies and procedures designed to prevent such losses, there can be no assurance that such losses will not occur.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality or operational failures due to integration or conversion challenges as a result of acquisitions we undertake, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

We are subject to certain risks in connection with our use of technology.

Our security measures may not be sufficient to mitigate the risk of a cyber attack. Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger and virtually all other aspects of our business. Our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber attacks that could have a security impact. If one or more of these events occur, this could jeopardize our or our customers’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations or the operations of our customers or counterparties. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us. We could also suffer significant reputational damage.

Security breaches in our Internet banking activities could further expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our Internet banking services that involve the transmission of confidential information. We rely on standard Internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures, which could result in significant legal liability and significant damage to our reputation and our business.

Our security measures may not protect us from systems failures or interruptions. While we have established policies and procedures to prevent or limit the impact of systems failures and interruptions, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. The conversion of customers from legacy communication and information systems to our systems following the Merger will be challenging and the complexity of the conversion may result in systems failures and interruptions.

In addition, we outsource certain aspects of our data processing and other operational functions to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Further, the occurrence of any systems failure or interruption could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to legal liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Sales of substantial amounts of Banner’s common stock in the open market by former Siuslaw and SKBHC stockholders could depress Banner’s stock price.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. The 1,319,854 shares of Banner common stock that were issued to stockholders of Siuslaw in the Siuslaw merger are freely tradeable without restrictions or further registration under the Securities Act. The 13.23 million shares of Banner common stock and non-voting common stock that were issued to equity holders of SKBHC in the Merger who did not become affiliates of Banner will be freely tradeable without restrictions or further registration in April 2016. In addition, certain of such equity holders of SKBHC benefit from registration rights that permit them to cause Banner to register their shares of Banner common stock and non-voting common stock for resale. See “Certain Relationships and Related Party Transactions—Investor Letter Agreements—Registration Rights.” Although the holders of the currently outstanding 1,424,466 shares of Banner non-voting common stock issued in connection with the Merger cannot vote on most matters today, upon a permitted transfer, such shares of non-voting common stock will convert into Banner common stock. Permitted transfers include, among others, transfers as a part of a widely distributed public offering of Banner common stock. See “Description of Our Capital Stock—Non-voting Common Stock.” Any future sales of our common stock by former stockholders of Siuslaw and SKBHC, or anticipation that such sales may occur, may cause the market price of Banner common stock to decrease. These sales might also make it more difficult for Banner to sell equity or equity—related securities at a time and price that it otherwise would deem appropriate.

We rely on dividends from Banner Bank for substantially all of our revenue at the holding company level.

We are an entity separate and distinct from our principal subsidiary, Banner Bank, and derive substantially all of our revenue at the holding company level in the form of dividends from that subsidiary. Accordingly, we are, and will be, dependent upon dividends from Banner Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on our common stock. Banner Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event Banner Bank is unable to pay dividends to us, we may not be able to pay dividends on our common stock. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

Our articles of incorporation contains a provision which could limit the voting rights of a holder of our common stock.

Our charter provides that any person or group who acquires beneficial ownership of our common stock in excess of 10% of the outstanding shares may not vote the excess shares. Accordingly, if you acquire beneficial ownership of more than 10% of the outstanding shares of our common stock, your voting rights with respect to our common stock will not be commensurate with your economic interest in our company.

Anti-takeover provisions could negatively affect our stockholders.

Provisions in our articles of incorporation and bylaws, the corporate laws of the state of Washington and federal laws and regulations could delay or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise negatively affect the market value of our stock. These provisions include: a prohibition on voting shares of our common stock beneficially owned in excess of 10% of total shares outstanding; advance notice requirements for nominations for election to our board of directors (the “Board”) and for proposing matters that stockholders may act on at stockholder meetings; and staggered three-year terms for directors. Our articles of incorporation also authorizes our Board to issue preferred or other stock, and preferred or other stock could be issued as a defensive measure in response to a takeover proposal. In addition, because we are a bank holding company, the ability of a third party to acquire us is limited by applicable banking laws and regulations. The Bank Holding Company Act requires any bank holding company to obtain the approval of the Federal Reserve Board before acquiring 5% or more of any class of our voting securities. Any entity that is a holder of 25% or more of any class of our voting securities, or a holder of a lesser percentage if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Under the Change in Bank Control Act of 1978, as amended, any person (or persons acting in concert), other than a bank holding company, is required to notify the Federal Reserve Board before acquiring 10% or more of any class of our voting securities.

If our investment in the FHLB-Des Moines becomes impaired, our earnings and stockholders’ equity could decrease.

At December 31, 2014, the Company had recorded $27.0 million in FHLB stock, compared to $35.4 million at December 31, 2013. As a result of the Merger, we acquired an additional $13.7 million in FHLB stock. The Banks’ investments in FHLB stock are generally viewed as a long-term investment and are carried at par value ($100 per share), which reasonably approximates its fair value. It does not have a readily determinable fair value. Ownership of FHLB stock is restricted to the FHLB and member institutions and can only be purchased and redeemed at par. As members of the FHLB system, the Banks are required to maintain a minimum level of investment in FHLB stock. This requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the capital plan of the FHLB. We monitor on a recurring basis the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment. As a result of its recent merger with Federal Home Loan Bank-Seattle, FHLB-Des Moines could experience a period of increased operational risk that could negatively affect the liquidity and the value of our investment in FHLB stock. If our investment in stock of the FHLB-Des Moines became impaired, our earnings and stockholders’ equity could decrease.

Risks Related to Our Common Stock

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which you purchased them, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include, but are not limited to, those listed elsewhere in this “Risk Factors” section and the following, some of which are beyond our control regardless of our actual operating performance:

•	actual or anticipated quarterly variations in operational results and reactions to earning releases or other presentations by company executives;

•	failure to meet the expectations of securities analysts and investors;

•	rating agency credit rating actions;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

•	any increased indebtedness we may incur in the future;

•	actions by institutional stockholders;

•	speculation or reports by the press or the investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in our capital structure;

•	announcements of dividends;

•	additional future sales of our common stock by us, the stockholders list under “Principal and Selling Stockholders” or members of our management;

•	announcements of technological innovations or new services by us or our competitors;

•	announcements by us, our competitors or vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	third-party claims or proceedings against us or adverse developments in pending proceedings;

•	additions or departures of key personnel;

•	changes in applicable laws and regulations;

•	negative publicity for us, our business or our industry;

•	changes in expectations or estimates as to our future financial performance or market valuations of competitors;

•	results of operations of our competitors; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

Any future volatility in our stock price could also make us less attractive to certain investors, and/or invite speculative trading in our common stock or debt instruments.

In addition, the stock market recently has experienced extreme price and volume fluctuations that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Any future offerings of debt, preferred stock, or TPS, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions, and any future equity offerings may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or we could be forced by federal and state bank regulators to raise additional capital, by making offerings of debt or preferred equity securities, including medium-term notes, TPS, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our outstanding shares of common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our Board is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our Board also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Therefore, if we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our actual financial position and results of operations may differ materially from the unaudited pro forma combined condensed consolidated financial information included in our Current Report on Form 8-K/A, filed with the SEC on December 11, 2015 and, accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

The pro forma financial information included and incorporated by reference into our Current Report on Form 8-K/A, filed with the SEC on December 11, 2015 is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations are or would have been for several reasons. For example, the unaudited pro forma financial statements have been derived from the historical financial statements of Banner and Starbuck, and include the acquisitions of Siuslaw and GSB by Banner and Starbuck, respectively, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the mergers and the bank mergers by which each entity became a part of the combined company. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy.

In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations in the future. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See our Current Report on Form 8-K/A, filed with the SEC on December 11, 2015, including the pro forma financial information contained therein, and “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” herein.